Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2018 THIRD QUARTER RESULTS

— Completes Several Strategic Transactions —

WESTLAKE VILLAGE, CALIFORNIA, November 5, 2018— LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its third quarter ended September 30, 2018.

Net income available to common stockholders was $34.8 million, or $0.88 per diluted share, for the 2018 third quarter, compared with $20.5 million, or $0.52 per diluted share, for the same period in 2017. The improvement was primarily due to a net gain on sale of $14.4 million in 2018 and higher rental and interest income resulting from acquisitions and mortgage loan originations, partially offset by a reduction in rental income resulting from properties sold in the second quarter of 2018, non-recurring income in the prior year and higher general and administrative expenses during the 2018 third quarter compared with the same period in 2017.

Funds from Operations (“FFO”) was $29.9 million for the 2018 third quarter, compared with $30.1 million for the comparable 2017 period. FFO per diluted common share was $0.75 and $0.76 for the quarters ended September 30, 2018 and 2017, respectively. Excluding the $0.8 million non-recurring income in the third quarter of 2017, FFO increased $0.7 million in the 2018 third quarter compared with the third quarter of 2017.

LTC completed the following transactions during the third quarter of 2018:

•                  Under a joint venture agreement, acquired an 89-unit independent living community in Oregon for $14.4 million in a sale-leaseback transaction. LTC contributed $11.5 million of cash, and the non-controlling partner contributed $2.9 million of equity. Simultaneous with the acquisition, LTC entered into a 10-year master lease agreement with a new operator at an initial cash yield of 6.75%.

•                  Funded $7.1 million under an existing mortgage loan for the purchase of a 126-bed skilled nursing center in Michigan. The incremental funding bears interest at 9.41%, fixed for five years and escalating by 2.25% per year thereafter.

•                  Sold two skilled nursing centers with a total of 285 beds in Alabama for $17.5 million. As a result of the transaction, LTC recognized a net gain on sale of $14.3 million.

Subsequent to September 30, 2018 LTC completed the following:

•                  Sold a 60-bed skilled nursing center in Florida for $5.0 million, which is expected to result in a gain of $3.4 million in the fourth quarter of 2018.

•                  Entered into an amendment to a master lease agreement with an affiliate of Senior Lifestyle Corporation. (“Senior Lifestyle”). Per the provisions of the amendment, LTC may, at its sole discretion sell a 48-unit memory care community which is being operated by Senior Lifestyle. This memory care community has a gross value of $9.8 million and a carrying value of $9.0 million. Additionally, the amended agreement terminates a contingent earn-out of up to $10.0 million payable to Senior Lifestyle. Accordingly, in the 2018 fourth quarter, LTC anticipates writing-off the accrued earn-out liability of $9.3 million and the related lease incentive asset of $6.2 million, which will result in non-recurring net income of approximately $3.0 million.

Conference Call Information

LTC will conduct a conference call on Tuesday, November 6, 2018, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended September 30, 2018. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from November 6 through November 20, 2018 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10124607. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. At September 30, 2018, LTC had 199 investments located in 28 states, comprising 103 assisted living communities, 95 skilled nursing centers and 1 behavioral health care hospital. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Rental income	$34,211	$33,233	$102,646	$103,533
Interest income from mortgage loans	7,087	6,677	20,910	20,050
Interest and other income	478	1,336	1,502	2,753
Total revenues	41,776	41,246	125,058	126,336

Expenses:
Interest expense	7,497	7,644	22,981	22,266
Depreciation and amortization	9,447	9,519	28,159	28,186
Impairment charges	—	—	—	1,880
Provision (recovery) for doubtful accounts	106	(96)	76	(139)
Transaction costs	9	34	19	56
General and administrative expenses	4,879	4,144	14,392	13,270
Total expenses	21,938	21,245	65,627	65,519

Operating income	19,838	20,001	59,431	60,817
Income from unconsolidated joint ventures	746	615	2,103	1,635
Gain on sale of real estate, net	14,353	—	62,698	5,054
Net income	34,937	20,616	124,232	67,506
Income allocated to non-controlling interests	(17)	—	(17)	—
Net income attributable to LTC Properties, Inc.	34,920	20,616	124,215	67,506
Income allocated to participating securities	(138)	(80)	(504)	(281)
Net income available to common stockholders	$34,782	$20,536	$123,711	$67,225

Earnings per common share:
Basic	$0.88	$0.52	$3.13	$1.71
Diluted	$0.88	$0.52	$3.12	$1.70

Weighted average shares used to calculate earnings per common share:
Basic	39,487	39,428	39,470	39,403
Diluted	39,865	39,748	39,845	39,738

Dividends declared and paid per common share	$0.57	$0.57	$1.71	$1.71

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Normalized FFO represents FFO adjusted for certain non-recurring, infrequent or unusual items, if applicable.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain non-recurring, infrequent or unusual items, if applicable.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain non-recurring, infrequent or unusual items, if applicable.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders, as well as AFFO and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017		2018	2017

GAAP net income available to common stockholders	$34,782	$20,536		$123,711	$67,225
Add: Depreciation and amortization	9,447	9,519		28,159	28,186
Add: Impairment charges	—	—		—	1,880
Less: Gain on sale of real estate, net	(14,353)	—		(62,698)	(5,054)
NAREIT FFO attributable to common stockholders	29,876	30,055		89,172	92,237

Less: Non-recurring income	—	(842	)(1)	—	(842	)(1)
FFO attributable to common stockholders excluding non-recurring income (1)	29,876	29,213		89,172	91,395

Less: Non-cash rental income	(2,629)	(1,485)		(6,978)	(5,681)
Less: Effective interest income from mortgage loans	(1,441)	(1,394)		(4,265)	(4,102)
Less: Deferred income from unconsolidated joint ventures	(31)	(47)		(93)	(141)
Adjusted FFO (AFFO)	25,775	26,287		77,836	81,471

Add: Non-cash compensation charges	1,487	1,283		4,384	3,967
Add: Non-cash interest related to earn-out liabilities	126	125		377	476
Less: Capitalized interest	(298)	(256)		(850)	(627)
Funds available for distribution (FAD)	$27,090	$27,439		$81,747	$85,287

(1) Represents net write-off of an earn-out liability and the related lease incentive.

NAREIT Basic FFO attributable to common stockholders per share	$0.76	$0.76	$2.26	$2.34
NAREIT Diluted FFO attributable to common stockholders per share	$0.75	$0.76	$2.25	$2.33

NAREIT Diluted FFO attributable to common stockholders	$30,014	$30,135	$89,676	$92,518
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	39,865	39,748	39,845	39,738

Diluted FFO attributable to common stockholders, excluding non-recurring income	$30,014	$29,293	$89,676	$91,676

Weighted average shares used to calculate diluted FFO excluding non-recurring income per share attributable to common stockholders	39,865	39,748	39,845	39,738

Diluted AFFO	$25,913	$26,367	$78,340	$81,752
Weighted average shares used to calculate diluted AFFO per share	39,865	39,748	39,845	39,738

Diluted FAD	$27,228	$27,519	$82,251	$85,568
Weighted average shares used to calculate diluted FAD per share	39,865	39,748	39,845	39,738

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
ASSETS
Investments:
Land	$125,533	$124,041
Buildings and improvements	1,280,491	1,262,335
Accumulated depreciation and amortization	(304,337)	(304,117)
Operating real estate property, net	1,101,687	1,082,259
Properties held-for-sale, net of accumulated depreciation: 2018—$2,887; 2017—$1,916	5,356	3,830
Real property investments, net	1,107,043	1,086,089
Mortgage loans receivable, net of loan loss reserve: 2018—$2,444; 2017—$2,255	242,609	223,907
Real estate investments, net	1,349,652	1,309,996
Notes receivable, net of loan loss reserve: 2018—$128; 2017—$166	12,642	16,402
Investments in unconsolidated joint ventures	30,511	29,898
Investments, net	1,392,805	1,356,296

Other assets:
Cash and cash equivalents	20,408	5,213
Restricted cash	2,163	—
Debt issue costs related to bank borrowings	3,202	810
Interest receivable	19,290	15,050
Straight-line rent receivable, net of allowance for doubtful accounts: 2018—$739; 2017—$814	73,114	64,490
Lease incentives	21,102	21,481
Prepaid expenses and other assets	3,767	2,230
Total assets	$1,535,851	$1,465,570

LIABILITIES
Bank borrowings	$120,000	$96,500
Senior unsecured notes, net of debt issue costs: 2018—$981; 2017—$1,131	550,986	571,002
Accrued interest	3,468	5,276
Accrued incentives and earn-outs	9,292	8,916
Accrued expenses and other liabilities	28,812	25,228
Total liabilities	712,558	706,922

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2018—39,657; 2017—39,570	397	396
Capital in excess of par value	861,226	856,992
Cumulative net income	1,224,998	1,100,783
Cumulative distributions	(1,270,779)	(1,203,011)
Total LTC Properties, Inc. stockholders’ equity	815,842	755,160
Non-controlling interests	7,451	3,488
Total equity	823,293	758,648
Total liabilities and equity	$1,535,851	$1,465,570